Exhibit 5.3
[Letterhead of Fasken Martineau DuMoulin LLP]
February 19, 2010
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
Dear Sirs:
Goodyear Canada Inc.
We have acted as special Ontario counsel for Goodyear Canada Inc. (“Goodyear Canada”) in connection with (x) the financial assistance being provided by Goodyear Canada to its parent company, The Goodyear Tire & Rubber Company (“Goodyear US”), and (y) the registration under the U.S. Securities Act of 1933 (the “Securities Act”) of the guarantees of Goodyear Canada (the “Guarantees”) contained in the Supplemental Indenture (defined below). The financial assistance relates to certain senior unsecured notes to be issued by Goodyear US pursuant to the Indenture dated as of March 1, 1999 among Goodyear US and Wells Fargo Bank, N.A., successor to The Chase Manhattan Bank, as trustee (the “Trustee”), as is to be amended and supplemented by a Supplemental Indenture to be dated as of or about March 5, 2010 (such Supplemental Indenture when executed and delivered by each party thereto, the “Supplemental Indenture”) among Goodyear US, the subsidiary guarantors named therein and the Trustee.
Scope of Enquiry
In order to render our opinions, we have examined originals or copies of the following documents:
(a)	the unexecuted form of the Supplemental Indenture (which includes the Guarantees);

(b)	a certificate of status for Goodyear Canada issued by the Ministry of Government Services dated February 19, 2010;

(c)	a certified copy of the certificate and articles of amalgamation of Goodyear Canada effective January 1, 2002;

(d)	a certified copy of the by-laws of Goodyear Canada;

(e)	certified copies of a Written Declaration of Goodyear US, as the sole shareholder of Goodyear Canada, restricting the powers of the directors of Goodyear Canada and a resolution of Goodyear US, as the sole shareholder of Goodyear Canada, authorizing, among other things, the execution, delivery and performance of the Supplemental Indenture; and

(f)	a certificate of Douglas S. Hamilton, the President of Goodyear Canada, dated February 19, 2010 (the “Officer’s Certificate”).
In addition to the review of the documents recited above, we have considered such questions of law applicable in the Province of Ontario, and such law, statutes and regulations of the Province of Ontario and of Canada applicable in Ontario (collectively, “Ontario Law”), and conducted the searches detailed below, as we considered necessary as a basis for our opinions.
Assumptions
As a basis for our opinions, we have made the following assumptions:
(a)	the Supplemental Indenture will constitute legal, valid and binding obligations of the parties thereto under the laws of the State of New York (“New York Law”) enforceable against the parties thereto in accordance with the terms thereof under New York Law and would be enforced under New York Law as written and the provisions thereof would be given the same meaning under New York Law that would be given if the New York Law Documents were governed by Ontario Law;

(b)	each party to the Supplemental Indenture (other than Goodyear Canada) is a validly existing legal person under the laws governing its existence, has all requisite capacity, power and authority to execute, deliver and perform the Supplemental Indenture to which it is a party, has taken all necessary corporate, statutory, regulatory and other action to authorize the execution, delivery and performance by it of the Supplemental Indenture to which it is a party, has duly executed and delivered the Supplemental Indenture;

(c)	all signatures on documents submitted to us are genuine, all documents submitted to us as originals are authentic and complete, and all documents submitted to us as copies conform to authentic and complete original documents;

(d)	all facts set forth in official public records and certificates and other documents supplied by public officials or otherwise conveyed to us by public officials are and remain at all material times complete, true and accurate;

(e)	all facts addressed and statements made in the Officer’s Certificate (to the extent that such statements are not conclusions of law) are complete, true and accurate as of, and at all material times prior to, the date of this opinion letter;

(f)	all relevant individuals had full legal capacity at all relevant times;

(g)	none of the documents, originals or copies of which we have examined has been amended, and there are no agreements or understandings between the parties, written or oral, and there is no usage of trade or course of prior dealing between the parties that would, in either case, define, supplement or qualify the terms of the Supplemental Indenture; and

(h)	the accuracy and currency of the indices and filing systems maintained at all public offices where, as applicable, we made or conducted registrations, searches or inquiries or have caused registrations, searches or inquiries to be made or conducted, and the accuracy and completeness of all public records and any certificates issued pursuant thereto.
Applicable Law
The opinions expressed in this opinion letter are limited to Ontario Law.
Opinions
Based and relying on the foregoing and subject to the qualifications outlined below, we are of the opinion that:
1.	Goodyear Canada is a corporation existing under the OBCA and has not been dissolved under the OBCA.

2.	Goodyear Canada has the capacity of a natural person and the corporate power and authority under the OBCA and its articles and by-laws to execute, deliver and grant the Guarantees contemplated by, and perform its obligations under the Supplemental Indenture.

3.	Goodyear Canada has taken all necessary corporate action to authorize the execution and delivery of, the grant of Guarantees contemplated by, and performance of its obligations under, the Supplemental Indenture.
Reliance
We hereby consent to the filing of this opinion letter as an exhibit to the registration statement relating to the Guarantees and to the reference to us under the heading “Legal Matters” in the prospectus relating thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Yours truly,
/s/ Fasken Martineau DuMoulin LLP
Fasken Martineau DuMoulin LLP